FORM 15


                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

         Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                          Commission File No.: 1-13258

                                  AMRION, INC.
             (Exact name of registrant as specified in its charter)

                                6565 Odell Place
                             Boulder, Colorado 80301
                                 (314) 344-1260
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                  Common Stock
            (Title of each class of securities covered by this Form)

                                      None
        (Titles of all other classes of securities covered by this Form)

                                      None
                         (Titles of all other classes of
                         securities for which a duty to
                           file reports under section
                             13(a) or 15(d) remains)


         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

   Rule 12g-4(a)(1)(i)           [X]     Rule 12h-3(b)(1)(ii)          [  ]
   Rule 12g-4(a)(1)(ii)          [  ]    Rule 12h-3(b)(2)(i)           [  ]
   Rule 12g-4(a)(2)(i)           [  ]    Rule 12h-3(b)(2)(ii)          [  ]
   Rule 12g-4(a)(2)(ii)          [  ]    Rule 15d-6                    [  ]
   Rule 12h-3(b)(1)(i)           [X]

     Approximate number of holders of record as of the certification or notice date: 1


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         Pursuant to the  requirements  of the Securities  Exchange Act of 1934,
Amrion, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE:    September ____, 1997       AMRION, INC.


                                                  By: /s/ Mark S. Crossen
                                                          Mark S. Crossen
                                                          President


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